Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND FISCAL

YEAR 2022 OPERATING RESULTS

ISSAQUAH, Wash., September 22, 2022 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year, ended August 28, 2022.

Net sales for the quarter increased 15.2 percent, to $70.76 billion, from $61.44 billion last year. Net sales for the fiscal year increased 16.0 percent, to $222.73 billion, from $192.05 billion last year.

Comparable sales for the fourth quarter and the fiscal year were as follows:

	16 Weeks	16 Weeks	52 Weeks	52 Weeks
		Adjusted*		Adjusted*
U.S.	15.8%	9.6%	15.8%	10.4%
Canada	13.4%	13.7%	15.2%	12.1%
Other International	2.9%	11.3%	6.6%	10.2%
Total Company	13.7%	10.4%	14.4%	10.6%

E-commerce	7.1%	8.4%	10.1%	10.4%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the fourth quarter was $1.868 billion, $4.20 per diluted share, compared to $1.670 billion, $3.76 per diluted share last year. Last year’s fourth quarter was negatively impacted by a write-off of information technology assets of $84 million pre-tax ($0.14 per diluted share).

Net income for the fiscal year was $5.84 billion, $13.14 per diluted share, compared to $5.01 billion, $11.27 per diluted share, in the prior year.

Costco currently operates 838 warehouses, including 578 in the United States and Puerto Rico, 107 in Canada, 40 in Mexico, 31 in Japan, 29 in the United Kingdom, 17 in Korea, 14 in Taiwan, 13 in Australia, four in Spain, two each in France and China, and one in Iceland. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, September 22, 2022, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks

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and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, and COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand for products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures or operational limitations due to government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended		52 Weeks Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021
REVENUE
Net sales	$70,764	$61,441	$222,730	$192,052
Membership fees	1,327	1,234	4,224	3,877

Total revenue	72,091	62,675	226,954	195,929
OPERATING EXPENSES
Merchandise costs	63,558	54,733	199,382	170,684
Selling, general and administrative	6,036	5,667	19,779	18,537

Operating income	2,497	2,275	7,793	6,708
OTHER INCOME (EXPENSE)
Interest expense	(48)	(52)	(158)	(171)
Interest income and other, net	67	68	205	143

INCOME BEFORE INCOME TAXES	2,516	2,291	7,840	6,680
Provision for income taxes	638	597	1,925	1,601

Net income including noncontrolling interests	1,878	1,694	5,915	5,079
Net income attributable to noncontrolling interests	(10)	(24)	(71)	(72)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,868	$1,670	$5,844	$5,007

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$4.21	$3.77	$13.17	$11.30

Diluted	$4.20	$3.76	$13.14	$11.27

Shares used in calculation (000’s):
Basic	443,839	443,193	443,651	443,089
Diluted	444,655	444,369	444,757	444,346

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	August 28, 2022	August 29, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,203	$11,258
Short-term investments	846	917
Receivables, net	2,241	1,803
Merchandise inventories	17,907	14,215
Other current assets	1,499	1,312

Total current assets	32,696	29,505
OTHER ASSETS
Property and equipment, net	24,646	23,492
Operating lease right-of-use assets	2,774	2,890
Other long-term assets	4,050	3,381

TOTAL ASSETS	$64,166	$59,268

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$17,848	$16,278
Accrued salaries and benefits	4,381	4,090
Accrued member rewards	1,911	1,671
Deferred membership fees	2,174	2,042
Current portion of long-term debt	73	799
Other current liabilities	5,611	4,561

Total current liabilities	31,998	29,441
OTHER LIABILITIES
Long-term debt, excluding current portion	6,484	6,692
Long-term operating lease liabilities	2,482	2,642
Other long-term liabilities	2,555	2,415

TOTAL LIABILITIES	43,519	41,190

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.005 par value; 900,000,000 shares authorized; 442,664,000 and 441,825,000 shares issued and outstanding	2	4
Additional paid-in capital	6,884	7,031
Accumulated other comprehensive loss	(1,829)	(1,137)
Retained earnings	15,585	11,666

Total Costco stockholders’ equity	20,642	17,564
Noncontrolling interests	5	514

TOTAL EQUITY	20,647	18,078

TOTAL LIABILITIES AND EQUITY	$64,166	$59,268